Exhibit 99

Retractable Technologies, Inc. Reports Results for the Third Quarter of 2015

LITTLE ELM, Texas, November 17, 2015—Retractable Technologies, Inc. (NYSE MKT: RVP) reports the following results of operations for the three and nine months ended September 30, 2015 and 2014, respectively.

Comparison of Three Months Ended September 30, 2015 and September 30, 2014

Domestic sales accounted for 64.9% and 75.9% of the revenues for the three months ended September 30, 2015 and 2014, respectively.  Domestic revenues decreased 25.6% principally due to lower volume of unit sales.  Domestic unit sales decreased 22.4%.  Domestic unit sales were 52.2% of total unit sales for the three months ended September 30, 2015.  International revenue and unit sales increased 27.0% and 25.0%, respectively, due to fluctuation in units sold and a slight uptick in average sales price.  Our international orders may be subject to significant fluctuation over time.  Overall unit sales decreased 5.2%.

Gross profit decreased 16.3% primarily due to decreased sales volume and average price.

The Cost of manufactured product decreased by 11.3% due to fewer units sold and lower cost of manufacture.  Profit margins can fluctuate depending upon, among other things, the cost of manufactured product and the capitalized cost of product recorded in inventory, as well as product sales mix.  Royalty expense decreased 8.7% due to lower gross revenues.

Operating expenses decreased 0.2% or $8 thousand.  The decrease was due to lower travel and entertainment costs and medical device excise tax, offset by increased Sales and marketing costs and office expenses.

Our operating loss was $199 thousand compared to a gain from operations of $421 thousand for the same period last year due primarily to lower gross profit.

Our effective tax rate on the net earnings (loss) before income taxes was (0.8)% and 0.5% for the three months ended September 30, 2015 and September 30, 2014, respectively.

Comparison of Nine Months Ended September 30, 2015 and September 30, 2014

Domestic sales accounted for 77.9% and 77.2% of the revenues for the nine months ended September 30, 2015 and 2014, respectively.  Domestic revenues decreased 3.2% principally due to lower unit sales mitigated by slightly higher average sales prices.  Domestic unit sales decreased 8.1%.  Domestic unit sales were 66.4% of total unit sales for the nine months ended September 30, 2015.  International revenue and unit sales decreased 8.8% and 1.3%, respectively, due to lower average sales prices and lower volumes.  Our international orders may be subject to significant fluctuation over time.  Overall unit sales decreased 5.9%.

Gross profit increased 6.1% primarily due to lower costs of manufacturing.

The Cost of manufactured product decreased by 12.8% due to lower manufacturing cost and fewer units sold.  Profit margins can fluctuate depending upon, among other things, the cost of manufactured product and the capitalized cost of product recorded in inventory, as well as product sales mix.  Royalty expense decreased 4.9% due to lower gross sales.

Operating expenses decreased 1.0% or $104 thousand.  The decrease was due to lower compensation costs, legal fees, and medical device excise tax.  These reductions were mitigated by higher severance costs, donations of product, and additional bad debt accrual.

A non-recurring recognition of $7,724,826 received from BD in the second quarter of 2015 pursuant to a patent infringement case had a significant impact on income for the nine months ended September 30, 2015.

Our operating loss was $2.3 million compared to an operating loss for the same period last year of $2.9 million due primarily to lower manufacturing costs.

Our effective tax rate on the net earnings (loss) before income taxes was 0.1% and (0.2)% for the nine months ended September 30, 2015 and September 30, 2014, respectively.

Discussion of Balance Sheet and Statement of Cash Flow Items

Our balance sheet remains strong with cash making up 45.4% of total assets.  Working capital was $23.8 million at September 30, 2015, an increase of $4.7 million from December 31, 2014.  The recognition of $7,724,826 received from BD pursuant to a patent infringement case had a significant impact on the balance sheet at September 30, 2015, reducing current liabilities and increasing stockholders’ equity.

Approximately $2.0 million in cash flow in the nine months ended September 30, 2015 was used by operating activities.

Further details concerning the results of operations as well as other matters are available in the Company’s Form 10-Q filed on November 16, 2015 with the U.S. Securities and Exchange Commission.

RTI manufactures and markets VanishPoint® and Patient Safe® safety medical products. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. RTI’s products are distributed by various specialty and general line distributors.

For more information on RTI, visit our website at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect our current views with respect to future events. We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will materialize. Our actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain liquidity; our maintenance of patent protection; the impact of current and future Court decisions regarding current litigation; our ability to maintain favorable third party manufacturing and supplier arrangements and relationships; our ability to quickly increase capacity in response to an increase in demand; our ability to access the market; our ability to maintain or lower production costs; our ability to continue to finance research and development as well as operations and expansion of production; the impact of larger market players, specifically Becton, Dickinson and Company, in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in RTI’s periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

Douglas W. Cowan, 888-806-2626 or 972-294-1010

Vice President and Chief Financial Officer